Exhibit 10.4

LOAN AGREEMENT

$100,000,000

This LOAN AGREEMENT (this “Agreement”) is made as of August 5, 2009 (the “Effective Date”), between ENTERPRISE PRODUCTS OPERATING LLC, a Texas limited liability company, with principal offices at 1100 Louisiana Street, Suite 1000, Houston, Texas 77002 (“Lender”), and TEPPCO PARTNERS, L.P., a Delaware limited partnership with principal offices at 1100 Louisiana Street, Suite 1600, Houston, Texas 77002 (“Borrower”).  Each capitalized term used but not otherwise defined in this Agreement shall have the meaning given to such term in Exhibit A hereto.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lender and Borrower agree as follows:

1. Commitment. Subject to the terms and conditions set forth herein, Lender agrees to make available to Borrower funds in an aggregate maximum outstanding principal amount of $100,000,000.00 (the “Commitment Amount”).

2. Loan. Subject to the provisions of this Agreement, upon the receipt of a Request for Borrowing (as defined in Section 6), Lender agrees to make a revolving loan (the “Loan”) to Borrower in an aggregate maximum outstanding principal amount not to exceed the Commitment Amount. Each amount drawn under the Loan (“Borrowings”), and each repayment of Borrowings, will be in a minimum principal amount of $25,000,000.00 and in whole increments of $25,000,000.00 in excess thereof.

3. Repayment of the Loan. Borrower promises to pay the outstanding principal balance of the Loan, together with interest accrued and outstanding thereon and any other sums due hereunder, on the earliest to occur of (a) the consummation of the merger of Borrower with a subsidiary of Enterprise Products Partners L.P., a Delaware limited partnership (“EPD”), pursuant to the Merger Agreement, (b) the termination of the Merger Agreement in accordance with the provisions thereof, (c) December 31, 2009 (the “Maturity Date”), (d) the date upon which the maturity of the Loan may have been accelerated pursuant to Section 13, or (e) the date upon which the commitment of Lender hereunder may have been terminated pursuant to Section 14.

4. Guaranty. As a condition precedent to any drawing under the Loan, Borrower shall cause each Significant Subsidiary (as defined in the Credit Agreement), other than any Excluded Subsidiary (as defined in the Credit Agreement) of Borrower, whether now existing or in the future formed or acquired as permitted by the Credit Agreement (each, a “Guarantor”), to unconditionally and irrevocably guarantee to Lender:

(a) the due and punctual payment in full (and not merely the collection) of the principal of any and all Borrowings, and any and all interest thereon, in each case, when due and payable, all according to the provisions of this Agreement; and

(b) the due and punctual payment in full (and not merely the collection) of all other sums and charges which may at any time be due and payable in accordance with the provisions of this Agreement, in each case, by execution of a Guaranty, in substantially the form attached hereto as Exhibit B (“Guaranty”).  Any Guaranty delivered by a Guarantor after the Effective Date pursuant to this Section 4 shall be accompanied by such certificates, documents and other information regarding such Guarantor as Lender may request.

5. Early Repayment of the Loan. Borrower will have the option to repay the Loan upon three (3) Business Days prior written notice, in whole or in part (subject to the minimum and incremental principal amounts for repayments, as described in Section 2), on any Business Day. Any repayment of principal must be accompanied by a concurrent payment of any and all accrued and unpaid interest on such principal amount to the date of repayment.

6. Request for Borrowing. On any Business Day including or after the Effective Date, but prior to the Maturity Date, Borrower may request a Borrowing by delivering a written notice to Lender (each, a “Request for Borrowing”), which such notice (a) shall be irrevocable and binding on Borrower, (b) shall state (i) the amount of such requested Borrowing and (ii) the date on which the funds underlying such Borrowing are to be delivered to Borrower, (c) must be received by Lender no later than 9:00 a.m., Houston, Texas time, on the third Business Day immediately preceding the date on which the funds underlying such Borrowing are to be delivered to Borrower, and (d) shall otherwise be in a form acceptable to Lender.

7. Fees.   Borrower agrees to pay Lender all fees as calculated below:

(a) Closing Fee. Upon execution of this Agreement on the Effective Date, Borrower agrees to pay Lender a fee in immediately available funds in an amount equal to (i) the Commitment Amount, multiplied by (ii) 0.25%.

(b) Fee on Undrawn Portion of Commitment Amount. Borrower agrees to pay Lender a fee equal to (i) the amount of any undrawn portion of the Commitment Amount (i.e., the Commitment Amount minus the aggregate principal amount of any and all outstanding Borrowings), multiplied by (ii) 0.50% per annum (on the basis of a 365 day year), for each day commencing on the Effective Date and ending upon the earlier of, and including, the Maturity Date or the date that Lender’s commitment under this Agreement is terminated in accordance with Section 13 or Section 14. Fees payable in accordance with this Section 7 will be due on each Payment Date.

(c) All fees payable herein shall be paid on the dates due, and shall not be refundable under any circumstances.

8. Interest. Borrower shall pay interest on the unpaid principal amount of the Loan outstanding from the Effective Date until the principal amount shall be paid in full, at a rate per annum at all times during each Interest Period equal to the Interest Rate for such Interest Period, payable in arrears on each Payment Date; provided that, in the event of any repayment or prepayment of the Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. Interest payable hereunder shall be calculated on the basis of a year of 360 days.

9. Interest Period. For the purposes of this Agreement, “Interest Period” means (a) the period commencing on the Effective Date and ending on, but not including, September 1, 2009 and (b) thereafter, each subsequent period commencing on the last day of the next preceding Interest Period and ending on, but not including, the first Business Day of the next succeeding calendar month; provided, that, in the case of any Interest Period that commences before the Maturity Date, and would otherwise end on a date occurring after the Maturity Date, such Interest Period shall end on the Maturity Date.

10. Interest Rate. For the period commencing on the Effective Date and ending on (but not including) September 1, 2009, interest on outstanding Borrowings shall be assessed at a floating rate of interest equivalent to the one-month LIBOR Rate plus 2.00% (the “Interest Rate”). The LIBOR Rate shall be set for each Interest Period as provided in the definition of the term “LIBOR Rate” set forth in Exhibit A hereto.

Notwithstanding the foregoing provisions of this Section 10 or any other provision of this Agreement, interest on the Loan and other amounts due hereunder at any time shall be limited to the highest lawful rate that may be charged under the laws of the State of New York at such time.

11. Borrower’s Representations and Warranties. Borrower represents and warrants to Lender that:

(a) each of Borrower and the Guarantors (i) has been duly formed and is validly existing in good standing under the laws of its jurisdiction of organization and (ii) is qualified to do business as a foreign entity in good standing in each jurisdiction of the United States in which the ownership of its properties or the conduct of its business requires such qualification and where the failure to so qualify would be reasonably expected to have a material adverse effect on Borrower and its subsidiaries, taken as a whole; and

(b) this Agreement has been duly authorized, executed and delivered by Borrower and constitutes the valid and binding agreement of Borrower, enforceable in accordance with its terms, except as enforceability may be limited by BankruptcyLaws and general principles of equity.

12. Conditions of Lending. The obligation of Lender to fund any Borrowing hereunder is subject to the conditions precedent that, on and as of the date of funding of such Borrowing:

(a) each of the representations and warranties set forth in Section 11 is true and accurate;

(b) no event has occurred and is continuing (or would result from the proposed Borrowing) that constitutes a Potential Default or Event of Default under this Agreement or under the Credit Agreement;

(c) Borrower has caused each Guarantor to issue a Guaranty in accordance with Section 4; and

(d) no additional amounts are available to Borrower pursuant to the Credit Agreement either as Borrowings (as defined in the Credit Agreement) or under any Letters of Credit (as defined in the Credit Agreement).

13. Events of Default. If one or more of the following events of default (each an “Event of Default”) shall occur and be continuing:

(a) Borrower shall default in any payment of principal of the Loan when and as the payment shall become due and payable, or Borrower shall default in any payment of interest as required herein, or in the payment of any fees or other amounts as required herein, when the same shall become due and payable, and such default shall continue for a period of three (3) Business Days;

(b) Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of its property, (ii) admit in writing of its inability to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under any Bankruptcy Law, (v) file a petition seeking to take advantage of any other law providing for similar relief of debtors, or (vi) consent or acquiesce in writing to any petition duly filed against it in any involuntary case under any Bankruptcy Law;

(c) a proceeding or case shall be commenced, without the application or consent of Borrower in any court of competent jurisdiction seeking (i) its liquidation, reorganization, dissolution or winding up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of its assets, or (iii) similar relief in respect of it, under any law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of sixty (60) days (or such longer period, so long as Borrower shall be taking such action in good faith as shall be reasonably necessary to obtain the timely dismissal or stay of such proceeding or case); or an order for relief shall be entered in an involuntary case under any applicable Bankruptcy Law, against Borrower;

(d) a Change of Control shall occur; or

(e) any Event of Default (as defined in the Credit Agreement) shall occur; then (and in each and every such case) Lender, by notice in writing to Borrower, may terminate the commitment of Lender hereunder and/or declare the unpaid balance of the Loan and any other amounts payable hereunder to be forthwith due and payable, and thereupon such balance shall become so due and payable without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived; provided that in the case of Section 13(b) and Section 13(c) above, the commitments of Lender hereunder shall automatically terminate and the Loan and any other amounts payable hereunder shall forthwith be due and payable.

14. Termination of Lender’s Commitment at Election of Borrower.  Borrower may, at any time upon three Business Days’ prior written notice to Lender, terminate Lender’s commitment to make the Loan under this Agreement; provided, that upon any such termination, any unpaid balance of the Loan and any other amounts payable hereunder shall become immediately due and payable without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived.

15. Waivers; Amendments. No failure or delay by Lender to exercise any right or power shall operate as a waiver thereof, nor shall any partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise of such right or power. No waiver of any right or power of Lender in this Agreement shall be effective unless given in writing signed by Lender. This Agreement may not be amended or modified except by a writing signed by the parties.

16. Expenses of Enforcement. Borrower shall reimburse Lender on demand for any fees or other expenses of Lender in connection with the enforcement of this Agreement and the collection of the Loan and any other amounts due Lender hereunder. Borrower agrees, to the fullest extent permitted by law, to indemnify and hold harmless Lender and each of its directors, officers, employees and agents (each an “Indemnified Party”) from and against any and all claims, damages, liabilities and expenses (including without limitation fees and disbursements of counsel) arising out of or in connection with any investigation, litigation or proceeding (whether or not any Indemnified Party is a party) arising out of, related to or in connection with this Agreement, the Loan or any transaction in which any proceeds of all or any part of the Loan made hereunder are applied, provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence, unlawful conduct or willful misconduct of such Indemnified Party.

17. Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and permitted assigns. Borrower may not assign this Agreement or delegate any of its duties hereunder without the express written consent of Lender.

18. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

19. Headings; Section References. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions. Unless otherwise specified, references to Sections in this Agreement are to Sections of this Agreement.

20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

21. Entire Agreement. This instrument and any other loan documents executed in connection herewith constitute the entire Agreement between Lender and Borrower and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

22. Notices. All notices under this Agreement shall be in writing and mailed, hand delivered or faxed and confirmed to the respective parties as follows:

If to Lender:

Enterprise Products Operating LLC
1100 Louisiana, Suite 1000
Houston, TX 77002
Facsimile:  (713) 381-8200
Attention:  Stephanie C. Hildebrandt, Vice President and Assistant Corporate Secretary

If to Borrower:

TEPPCO Partners, L.P.
1100 Louisiana, Suite 1600
Houston, TX 77002
Facsimile:  (713) 381-3957
Attention :  Patricia A. Totten, Vice President, General Counsel and Secretary

Any party hereto may change its address for receipt of communications by giving written notice to the other party in accordance with this Section 22.

23. No Third Party Beneficiaries. The agreement of Lender to make the Loan to Borrower on the terms and conditions set forth in this Agreement is solely for the benefit of Borrower and no other person has any rights hereunder against Lender or with respect to the extension of credit contemplated hereby.

24. Special Exculpation. No claim may be made by Borrower or any other person against Lender, its directors, officers, employees, attorneys or agents of any of them for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or relating to this Agreement or any other financing document or the transactions contemplated hereby or thereby, or any act, omission or event occurring in connection therewith, and Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

25. Waiver of Jury Trial. Each of Borrower and Lender hereby irrevocably waives, to the fullest extent permitted by law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

26. Severability. If any term or provision of this Agreement shall be determined to be illegal or unenforceable, all other terms and provisions of this Agreement shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

27. Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement.

28. Non-Recourse to Partners. Lender agrees that in the event of non-performance by Borrower hereunder, including an Event of Default, Lender’s rights to payment under this Agreement are limited to the assets of Borrower and each Guarantor, and Lender may not pursue payment from any general partner (including the General Partner) or limited partner of Borrower for any amounts hereunder, even if the assets of Borrower and amounts received pursuant to any Guaranty are collectively insufficient to pay all amounts due to Lender under this Agreement.

(Signature Page Follows)

In witness whereof the parties have caused this Agreement to be executed by their proper officers on the day and year first above written.

Enterprise Products Operating LLC, as Lender By: Enterprise Products OLPGP, Inc., its managing member
By:	/s/ W. RANDALL FOWLER
W. Randall Fowler
Executive Vice President and Chief Financial Officer

TEPPCO Partners, L.P., as Borrower By: Texas Eastern Products Pipeline Company, LLC, its general partner
By:	/s/ TRACY E. OHMART
Tracy E. Ohmart
Acting Chief Financial Officer

Signature Page to Loan Agreement

EXHIBIT A

As used in the Agreement to which this Exhibit A is attached, the following terms have the meanings indicated below.

“Bankruptcy Law” means Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time and any similar other applicable law or statute in any other jurisdiction as amended from time to time.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by law to remain closed; provided that when used in connection with an Interest Period, the term “Business Day” shall also exclude any day on which banks are not open for dealings in U.S. Dollar deposits in the London interbank market.

“Change of Control” means that any one or more of the following occurs or exists: (a) Borrower ceases to own (i) at least 99.999% of the Equity Interests in TE Products, TCTM, or Midstream; or (ii) directly or indirectly, 100% of the Equity Interests of TEPPCO GP; or (b) Texas Eastern, Enterprise GP Holdings L.P. or any direct or indirect wholly owned Subsidiary of Enterprise GP Holdings L.P. which has no other assets or businesses other than Equity Interests of Borrower ceases to be the sole general partner of Borrower; or (c) TEPPCO GP or any direct or indirect wholly owned Subsidiary of Borrower which has no other assets other than Equity Interests of TE Products, TCTM, Midstream, Jonah Gas, or any other Subsidiary of Borrower and has no businesses other than serving as a general partner, managing member or manager of such entities ceases to be the sole general partner, managing member or manager of TE Products, TCTM, or Midstream; or (d) TEPPCO GP and Midstream or any one or more direct or indirect wholly owned Subsidiaries of Borrower, each of which has no other assets other than Equity Interests of TE Products, TCTM, Midstream or any other Subsidiary of Borrower and has no businesses other than serving as a general partner, managing member or manager of such entities cease to be the sole general partners, managing members or managers of (or if Jonah Gas has only one general partner, managing member or manager, the sole general partner, managing member or manager of) Jonah Gas; or (e) EPCO, Inc. or Enterprise GP Holdings L.P. ceases to own, directly or indirectly, 100% of the Equity Interests of Texas Eastern; or (f) Midstream ceases to own (i) at least 99.999% of the Equity Interests in Val Verde, and (ii) 100% of the Equity Interests in TEPPCO NGL Pipelines, LLC.

“Credit Agreement” means the Amended And Restated Credit Agreement, dated as of October 21, 2004, by and among Borrower, SunTrust Bank, as administrative agent, the several banks and other financial institutions named therein, as lenders, as amended and supplemented by (i) the First Amendment to Amended and Restated Credit Agreement, dated as of February 23, 2005, (ii) the Second Amendment to Amended and Restated Credit Agreement, dated as of December 13, 2005, (iii) the Third Amendment to Amended and Restated Credit Agreement and Full Release of the Jonah Gas Guaranty, dated as of July 31, 2006, (iv) the Fourth Amendment to Amended and Restated Credit Agreement, dated as of June 29, 2007, (v) the Fifth Amendment to Amended and

Exhibit A to Loan Agreement, Page 1

Restated Credit Agreement, dated as of December 18, 2007, (vi) the Sixth Amendment to Amended and Restated Credit Agreement, dated as of July 1, 2008, and (vii) the Supplement and Joinder Agreement, dated as of July 17, 2008.

“Enterprise GP Holdings L.P.” means Enterprise GP Holdings L.P., a Delaware limited partnership.

“EPCO, Inc.” means EPCO, Inc., a Texas corporation.

“Equity Interests” means, (a) with respect to a corporation, shares of capital stock of such corporation or any other interest convertible or exchangeable into any such interest, (b) with respect to a limited liability company, a membership interest in such company, (c) with respect to a partnership, a partnership interest in such partnership, and (d) with respect to any other Person, an interest in such Person analogous to interests described in clauses (a) through (c).

“General Partner” means Texas Eastern or any other Person that serves as the general partner of Borrower without causing the occurrence of a Potential Default or an Event of Default.

“Governmental Authority” means any (a) local, state, territorial, federal or foreign judicial, executive, regulatory, administrative, legislative or governmental agency, board, bureau, commission, department or other instrumentality, (b) private arbitration board or panel or (c) central bank.

“Jonah Gas” means Jonah Gas Gathering Company, a Wyoming general partnership.

“LIBOR Rate” means, for a Borrowing and its Interest Period, the annual interest rate for deposits in United States dollars of amounts equal or comparable to the principal amount of that Borrowing offered for a term comparable to that Interest Period, which rate appears on the Reuters Screen LIBOR 01 Page as of 11:00 a.m. (London, England time) two Business Days before the beginning of that Interest Period. The rate so determined in accordance herewith shall be rounded upwards to the nearest multiple of 0.001%, and the term “Reuters Screen LIBOR 01 Page” means the display so designated on the Reuters Service (or such other page as may replace the Reuters Screen LIBOR 01 Page on that service or another service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for United States dollars).

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of June 28, 2009, by and among EPD, Enterprise Products GP, LLC, a Delaware limited liability company and the general partner of EPD, Enterprise Sub B LLC, a Delaware limited liability company and a wholly owned subsidiary of EPD, Borrower, and Texas Eastern Products Pipeline Company, LLC, a Delaware limited liability company and the general partner of Borrower.

Exhibit A to Loan Agreement, Page 2

“Midstream” means TEPPCO Midstream Companies, LLC, a Texas limited liability company and successor by merger to TEPPCO Midstream Companies, L.P., a Texas limited partnership and formerly a Delaware limited partnership.

“Payment Date” means the last day of each Interest Period, commencing September 1, 2009.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a Governmental Authority.

“Potential Default” means any event, occurrence or circumstance, the existence of which upon any required notice, time lapse, or both, would become an Event of Default.

“Subsidiary” of any Person means any corporation, limited liability company, general or limited partnership or other entity of which more than 50% (in number of votes) of the Equity Interests is owned of record or beneficially, directly or indirectly, by that Person.

“TCTM” means TCTM, L.P., a Delaware limited partnership.

“TEPPCO NGL Pipelines, LLC” means TEPPCO NGL Pipelines, LLC, a Delaware limited liability company.

“TEPPCO GP” means TEPPCO GP, Inc., a Delaware corporation.

“TE Products” means TE Products Pipeline Company, LLC, a Texas limited liability company and successor by merger to TE Products Pipeline Company, Limited Partnership, a Texas limited partnership and formerly a Delaware limited partnership.

“Texas Eastern” means Texas Eastern Products Pipeline Company, LLC, a Delaware limited liability company.

“Val Verde” means Val Verde Gas Gathering Company, L.P., a Delaware limited partnership.

Exhibit A to Loan Agreement, Page 3

EXHIBIT B

FORM OF GUARANTY

THIS GUARANTY (this “Guaranty”) is executed as of ____________ ___, by [NAME OF GUARANTOR], a ________________ (the “Guarantor”) and a subsidiary of TEPPCO PARTNERS, L.P., a Delaware limited partnership (the “Borrower”), for the benefit of ENTERPRISE PRODUCTS OPERATING LLC, a Texas limited liability company (the “Lender”).

The Borrower and the Lender have executed that certain Loan Agreement, dated as of August 5, 2009 (the “Loan Agreement”). The execution and delivery of this Guaranty are conditions precedent to the obligations of the Lender to fund Borrowings under the Loan Agreement.  All of the terms defined in the Loan Agreement have the same meanings when used, unless otherwise defined, in this Guaranty.

ACCORDINGLY, for adequate and sufficient consideration, and in order to induce the Lender to enter into and to fund Borrowings under the Loan Agreement, the Guarantor hereby agrees as follows:

1. Guaranty.

        (a) The Guarantor hereby unconditionally and irrevocably guarantees (jointly and severally with any other “Guarantor” under the Loan Agreement) to the Lender the full and punctual payment when due (whether at maturity, by acceleration or otherwise), and in the manner specified under the Loan Agreement, of (i) the principal of any and all Borrowings, and any and all interest thereon, in each case, when due and payable, all according to the provisions of the Loan Agreement; and (ii) all other sums and charges which may at any time be due and payable in accordance with the provisions of the Loan Agreement (collectively, the “Obligations”).  This Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment of the Obligations (and not of their collectibility only) and is in no way conditioned upon any other means of obtaining their payment.  Should the Borrower default in the payment of any of the Obligations, the obligations of the Guarantor hereunder shall become immediately due and payable to the Lender.  The obligations of the Guarantor under this Guaranty (the “Guarantor Obligations”) are independent of the Obligations, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other guarantor of the Obligations or whether the Borrower or any such guarantor is joined in any such action or actions.

        (b) The Guarantor further agrees, as the principal obligor and not as a guarantor only, to pay to the Lender, on demand, all costs and expenses (including

Exhibit B to Loan Agreement, Page 1

court costs and reasonable legal expenses) incurred or expended by the Lender in connection with the enforcement of this Guaranty.

        (c) The Guarantor hereby agrees to indemnify the Lender on demand against any loss or liability suffered by the Lender if any of the Obligations or the Guarantor Obligations is or becomes, unenforceable, invalid or illegal.

2. Cumulative Rights.  If the Guarantor becomes liable for any indebtedness owing by the Borrower to the Lender, other than under this Guaranty, that liability may not be in any manner impaired or affected by this Guaranty.  The rights of the Lender under this Guaranty are cumulative of any and all other rights that the Lender may ever have against the Guarantor.  The exercise by the Lender of any right under this Guaranty or otherwise does not preclude the concurrent or subsequent exercise of any other right.

3. Limitation on Liability.  Anything in this Guaranty to the contrary notwithstanding, the obligations of the Guarantor hereunder shall be limited to a maximum aggregate amount equal to the greatest amount that would not render the Guarantor’s obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any provisions of applicable state law (collectively, the “fraudulent transfer laws”), in each case after giving effect to all other liabilities of the Guarantor, contingent or otherwise, that are relevant under the fraudulent transfer laws (specifically excluding, however, any liabilities of the Guarantor (i) in respect of intercompany indebtedness to the Borrower or affiliates of the Borrower to the extent that such indebtedness would be discharged in an amount equal to the amount paid by the Guarantor hereunder and (ii) under any guaranty of senior unsecured indebtedness or debt subordinated in right of payment of the Obligations, which guaranty shall contain a limitation as to maximum amount similar to that set forth in this Section, pursuant to which the liability of the Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets to the value (as determined under the applicable provisions of the fraudulent transfer laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of the Guarantor pursuant to (A) applicable law or (B) any agreement providing for an equitable allocation among the Guarantor and other affiliates of the Borrower of obligations arising under guarantees by such parties.

4. Subordination.  All principal of and interest on all indebtedness, liabilities and obligations of the Borrower and its subsidiaries (collectively, the “Companies”) to the Guarantor (the “Subordinated Debt”), whether direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several or joint and several, now or in the future existing, due or to become due to the Guarantor, or held or to be held by the Guarantor, whether created directly or acquired by assignment or otherwise, and whether evidenced by written instrument or not, is expressly subordinated to the full and final payment of the Guarantor Obligations (and the Guarantor agrees not to accept any payment of any Subordinated Debt from the Companies) during any period when any Event of Default or Potential Default has occurred and is continuing.  If the Guarantor receives any payment of any Subordinated Debt in violation of the preceding subordination provision, then the Guarantor shall hold that payment in trust for the Lender and promptly turn it over to the

Exhibit B to Loan Agreement, Page 2

 Lender, in the form received (with any necessary endorsements), to be applied to the Guarantor Obligations.

5. Subrogation and Contribution.  Until the commitments of the Lender to make the Loan pursuant to the Loan Agreement have been terminated and the Guarantor Obligations have been fully paid and performed (a) the Guarantor may not assert, enforce or otherwise exercise any right of subrogation to any of the rights or liens of the Lender against the Borrower or any other obligor on the Obligations or any collateral or other security or any right of recourse, reimbursement, subrogation, contribution, indemnification, or similar right against the Borrower or any other obligor on the Obligations or any guarantor thereof, (b) the Guarantor defers all of the foregoing rights (whether they arise in equity, under contract, by statute, under common law or otherwise), and (c) the Guarantor defers the benefit of, and any right to participate in, any collateral or other security given to the Lender to secure payment of any part of the Obligations.

6. No Release.  The Guarantor’s obligations under this Guaranty shall not be released, diminished, or impaired by the occurrence of any one or more of the following events:  (a) any taking or accepting of any other security or assurance for the Obligations; (b) any release, surrender, exchange, subordination, impairment, or loss of any collateral securing the Obligations; (c) any full or partial release of the liability of any other obligor on the Obligations (other than as the result of payment on the Obligations); (d) the modification of, or waiver of compliance with, any terms of any the Loan Agreement, this Guaranty or any other agreement, instrument or document governing the transactions contemplated thereby (collectively, the “Loan Documents”); (e) any present or future insolvency, bankruptcy, or lack of corporate, partnership or limited liability company power of any other obligor at any time liable for the Obligations; (f) any increase of the Obligations and any renewal, extension or rearrangement of the Obligations or any adjustment, indulgence, forbearance or compromise that may be granted or given by the Lender to any other obligor on the Obligations; (g) any neglect, delay, omission, failure or refusal of the Lender to take or prosecute any action in connection with the Obligations; (h) any failure of the Lender to notify the Guarantor of any renewal, extension or assignment of any part of the Obligations, or the release of any security or of any other action taken or refrained from being taken by the Lender against the Borrower, or any new agreement between the Lender and the Borrower, it being understood that the Lender is not required to give the Guarantor notice of any kind under any circumstances whatsoever with respect to or in connection with any part of the Obligations, other than any notice specifically required to be given to the Guarantor by applicable statutes, laws, treaties, ordinances, rules, regulations, orders, writs, injunctions, decrees, judgments, opinions and interpretations of any Governmental Authority (“Legal Requirements”) or elsewhere in this Guaranty; (i) the unenforceability of the Obligations against any other obligor because they exceed the amount permitted by applicable Legal Requirements, the act of creating the Obligations is ultra vires, the officers creating the Obligations exceeded their authority or violated their fiduciary duties in connection with the Obligations, or otherwise; or (j) any payment of any part of the Obligations to the Lender is held to constitute a preference under any Bankruptcy Law or for any other reason the

Exhibit B to Loan Agreement, Page 3

Lender is required to refund that payment or make payment to someone else (and in each such instance this Guaranty shall be reinstated in an amount equal to that payment).

7. Waivers.  The Guarantor waives (to the extent lawful and until full payment of the Guarantor Obligations) all defenses to the enforcement of this Guaranty (and rights that may be asserted as defenses to the enforcement of this Guaranty) including, but not limited to (i) any right to revoke this Guaranty with respect to future indebtedness arising under the Loan Agreement; (ii) any right to require the Lender to do any of the following before the Guarantor is obligated to pay any part of the Guarantor Obligations or before the Lender may proceed against the Guarantor: (A) sue or exhaust remedies against the Borrower and other guarantors or obligors in respect of the Obligations, (B) sue on an accrued right of action in respect of the Obligations or bring any other action, exercise any other right or exhaust all other remedies, or (C) enforce rights against the Borrower’s assets or the collateral pledged by the Borrower to secure any part of the Obligations; (iii) any right relating to the timing, manner or conduct of the Lender’s enforcement of rights against the Borrower’s assets or the collateral pledged by the Borrower to secure any part of the Obligations; (iv) if the Guarantor and the Borrower (or a third party) have each pledged assets to secure any part of the Obligations or the Guarantor Obligations, any right to require the Lender to proceed first against the other collateral before proceeding against collateral pledged by the Guarantor; (v) notice that this Guaranty has been accepted by the Lender and notice of any indebtedness to which this Guaranty may apply; (vi) any right of the Guarantor to receive notice from the Lender of changes that affect the creditworthiness of the Borrower; and (vii) except for any notice specifically required by this Guaranty, presentation, presentment, demand for payment, protest, notice of protest, notice of dishonor or nonpayment of any indebtedness, notice of intent to accelerate, notice of acceleration, notice of any suit or other action by the Lender against the Borrower, the Guarantor or any other Person and any notice to any party liable for the obligation that is the subject of the suit or action.

8. Loan Agreement Provisions.  The Guarantor acknowledges that the Borrower has made certain representations and warranties in the Loan Agreement with respect to the Guarantor and confirms that each such representation and warranty is true and correct, with the same effect as set forth herein.

9. Reliance and Duty to Remain Informed.  The Guarantor confirms that it has executed and delivered this Guaranty after reviewing the terms and conditions of the Loan Documents and all other information as it has deemed appropriate in order to make its own credit analysis and decision to execute and deliver this Guaranty.  The Guarantor confirms that it has made its own independent investigation with respect to the Borrower’s creditworthiness and is not executing and delivering this Guaranty in reliance on any representation or warranty by the Lender as to that creditworthiness.  The Guarantor expressly assumes all responsibilities to remain informed of the financial condition of the Borrower and any circumstances affecting the Borrower’s ability to perform under the Loan Documents to which it is a party or any collateral securing the Obligations.

Exhibit B to Loan Agreement, Page 4

10. No Reduction.  Subject to Section 3 of this Guaranty, the Guarantor Obligations may not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense (except for the defense of complete and final payment of the Guarantor Obligations) of the Borrower or any other obligor against the Lender or against payment of the Guarantor Obligations, whether that offset, claim or defense arises in connection with the Guarantor Obligations or otherwise.  Those claims and defenses include, without limitation, failure of consideration, breach of warranty, fraud, bankruptcy, incapacity/infancy, statute of limitations, lender liability, accord and satisfaction, usury, forged signatures, mistake, impossibility, frustration of purpose and unconscionability.

11. Communications.  For purposes of Section 22 of the Loan Agreement, the Guarantor’s address and fax number are the same as the Borrower.

12. Amendments, Etc.  No amendment, waiver or discharge to or under this Guaranty is valid unless it is in writing and is signed by the party against whom it is sought to be enforced and is otherwise in conformity with the requirements of Section 15 of the Loan Agreement.

13. ENTIRETY.  THIS GUARANTY REPRESENTS THE FINAL AGREEMENT AMONG THE GUARANTOR AND THE LENDER WITH RESPECT TO THE SUBJECT MATTER OF THIS GUARANTY AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

14. Parties.  This Guaranty benefits the Lender and its successors and permitted assigns and binds the Guarantor and its successors and assigns.  The rights of the Lender under this Guaranty may be transferred with any permitted assignment of the Obligations.  The Loan Agreement contains provisions governing assignments of the Obligations and of rights and obligations under this Guaranty.

15. Governing Law.  This Guaranty shall be governed by, and construed in accordance with, the law of the State of New York and the United States of America.

(Signature Page Follows)

Exhibit B to Loan Agreement, Page 5

EXECUTED as of the date first stated in this Guaranty.

[NAME OF GUARANTOR]

By
Name:
Title:

Signature Page to Guaranty